Exhibit 3.145

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
TACTAIR FLUID CONTROLS INC.
Under Section 805 of the Business Corporation Law
Pursuant to the provisions of section 805 of the Business Corporation Law, the undersigned, Dudley D. Johnson and Thomas E. Kruger, being respectively the Chairman of the Board and Assistant Secretary of Tactair Fluid Controls Inc., a New York corporation (the "Corporation”), do hereby certify as follows:
FIRST:    The name of the corporation is Tactair Fluid Controls Inc.
SECOND:    The certificate of incorporation of the Corporation was filed by the Department of State, Albany, New York, on August 22, 1986 under the original name Tactair Fluid Controls Inc.
THIRD:    The certificate of Incorporation is amended as authorized by Section 801 of the Business Corporation Law to amend Article FOURTH to Increase the aggregate number of shares the Corporation is authorized to issue from 200 common shares with no par value all of which are i sued and outstanding to 100,000 shares of common stock with a par value of $0.01 per share. In addition, the rate of change of the shares of Corporation stock, no par value, Into shares of common stock, par value $0.01 per share, Is one share of common stock with a $0.01 par value for one share of common stock with no par value on the effective date of this certificate of amendment.
FOURTH:    To accomplish such amendment, Article FOURTH of the certificate of incorporation, which provides for the number of authorized shares that the Corporation shall have the authority to issue and the par value thereof, is amended in its entirety to read as follows:
"FOURTH: The aggregate number of shares which the Corporation shall have the authority to Issue is 100,000 shares, par value $0.01 per share, all of which are to be of the same class and all of which are to be designated common shares."
FIFTH: The foregoing amendment of the certificate of incorporation was authorized and approved by the unanimous written consent of all the directors of the Corporation and by the unanimous written consent of all holders of all of the outstanding shares of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this certificate of amendment of certificate of incorporation and affirm the truth of the statements therein set forth under penalty of perjury this 8th day of June, 1998.

/s/ Dudley D. Johnson
Dudley D. Johnson
Chairman of the Board

/s/ Thomas E. Kruger
Thomas E. Kruger
Assistant Secretary